Exhibit 99.1

October 19, 2010

Investors May Contact:

Kevin Stitt, Bank of America, 1.980.386.5667

Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:

Jerry Dubrowski, Bank of America, 1.980.388.2840

jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Third-Quarter Financial Results

Net Loss of $7.3 Billion, or $0.77 per Diluted Share, Includes Goodwill Impairment Charge of $10.4 Billion

Excluding Goodwill Impairment Charge, Net Income Was $3.1 Billion, or $0.27 per Diluted Share1

Credit Costs Decline for Fifth Consecutive Quarter

Tier 1 Capital Ratios Continue to Strengthen

Strong Asset Management Fees in Wealth Management Business

Investment Bank Remains No. 2 in Global Investment Banking Fees

CHARLOTTE – Bank of America Corporation today reported a net loss of $7.3 billion, or $0.77 per diluted share, in the third quarter of 2010, including a non-cash, non-tax deductible goodwill impairment charge of $10.4 billion. Excluding this charge, net income was $3.1 billion, or $0.27 per diluted share, compared with a net loss of $1.0 billion, or $0.26 per diluted share, in the third quarter of 2009.

About the Goodwill Impairment Charge

As previously announced, the goodwill impairment charge is a non-cash, non-tax deductible charge applicable to the Global Card Services segment. The goodwill impairment charge does not impact regulatory capital or tangible equity ratios or liquidity, and has no impact on the company’s ability to serve its customers and clients around the world.

1	Excluding the goodwill impairment charge from certain financial measures represents a non-GAAP measure. For reconciliation to GAAP measures, refer to page 21 of this press release.

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The charge results from the limits to be placed on debit interchange fees under the financial reform legislation enacted in July 2010, which will reduce future revenues in the Global Card Services business.

New Consumer Bank Strategy

As a result of the legislation and other changes in the environment, the company is changing the way its consumer bank does business, focusing on a relationship enhancement strategy designed to incent customers to bring more business and to make pricing more upfront and transparent. This change moves away from a dependence on penalty fees, which the industry had adopted over the years, and provides the customer with a better banking experience. These changes are expected to result in additional revenue.

Bank of America has begun to introduce new customer solutions designed to meet these goals. In August, the company began offering eBanking, which allows customers who primarily use such alternative channels as online banking and ATMs, to be rewarded with better pricing. The bank plans to begin testing new offerings in December that will provide customers choices on how to pay for their banking services and reward them for using certain products or bringing more balances. The company is also considering other new products in the payments area that would meet the evolving needs of specific customer groups with testing scheduled to begin next year.

Operating Results

Third-quarter 2010 results compared to a year ago benefited from lower credit costs, higher net interest income due in part to the adoption of new consolidation guidance on January 1, 2010 and increases in other income, mortgage banking income and card income. These improvements were partially offset by lower service charges, lower trading account profits and a decrease in insurance income.

“Our results this quarter demonstrate continued traction with each customer group – consumers, businesses, and institutional investors,” said President and Chief Executive Officer Brian Moynihan. “Our strategy is to leave nothing to chance in our goal of doing everything we can for each of our customers.

“We are adapting to the regulatory environment, credit quality continues to improve, and we are managing risk and building capital. We are realistic about the near-term challenges, and optimistic about the long-term opportunity.”

Third-Quarter Business Highlights

•

Bank of America continued to leverage its global franchise. Through the third quarter of 2010, approximately 200,000 loan and deposit products have been sold to Bank of America Merrill Lynch customers. In addition, referrals between Global Wealth and Investment Management and the company’s Global Commercial Bank and Global Banking and Markets businesses totaled approximately 3,500 in the third quarter and approximately 10,700

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year to date. The company’s retirement business continues to win more business.

•

Global Wealth and Investment Management reported strong growth in client assets driven by higher market prices and increased inflows into higher-yielding products. These included a $14 billion increase in deposits and a $6 billion increase in long-term assets under management. Global Wealth and Investment Management increased the number of its client-facing associates for the fifth consecutive quarter.

•

Bank of America Merrill Lynch ranked No. 2 in global investment banking revenues with a 7 percent market share, according to Dealogic’s third-quarter 2010 league tables. The company has No. 1 positions in both global and U.S. rankings in leveraged loans, syndicated loans, mortgage- and asset-backed securities and high-yield corporate debt.

•

Bank of America Merrill Lynch participated in five of the top 10 merger and acquisition transactions in the third quarter. The company had the lead role in the largest U.S. equity deal this year (Metlife) and was the global coordinator for the largest equity deal in history (Petrobras).

•

Bank of America continued to support the economic recovery by extending approximately $173 billion in credit in the third quarter of 2010, according to preliminary data. Credit extensions included $72 billion in first mortgages, $80 billion in commercial non-real estate, $11 billion in commercial real estate, $3 billion in domestic consumer and small business card, $2 billion in home equity products and $5 billion in other consumer credit. Commercial credit extensions include a significant number of credit renewals.

•

The $72 billion in first mortgages helped nearly 322,000 people either purchase homes or refinance existing mortgages. This included approximately 17,000 first-time homebuyer credit-qualified mortgages and more than 103,000 mortgages to low- and moderate-income borrowers. Approximately 36 percent of funded first mortgages were for home purchases and 64 percent were refinances.

•

Since the start of 2008, Bank of America and previously Countrywide have completed nearly 700,000 loan modifications with customers. During the third quarter, nearly 50,000 loan modifications were completed, including 13,000 consumers who converted from trial modifications under the U.S. government’s Making Home Affordable Program.

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Recognizing that small businesses are an important engine for economic activity, Bank of America recently announced plans to hire more than 1,000 small business bankers through early 2012 to provide personalized deposit, credit and cash management solutions to small business owners.

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Overall consumer customer satisfaction with Bank of America continued to improve in the third quarter of 2010 as a result of a continued focus on customer service, including several new programs designed to enhance responsiveness to customer questions and concerns.

•

Average retail deposit balances rose 2 percent from the year-ago period to $633 billion, excluding the reduction associated with the completed sale of First Republic Bank during the quarter. Strong growth in Bank of America Merrill Lynch Global Wealth Management drove the increase.

Third-Quarter 2010 Financial Summary

Revenue and Expense

	Three Months Ended
(Dollars in millions)	September 30, 2010	June 30, 2010	September 30, 2009
Net interest income, FTE basis [1]	$12,717	$13,197	$11,753
Noninterest income	14,265	16,253	14,612
Total revenue net of interest expense, FTE basis	26,982	29,450	26,365
Noninterest expense [2]	$16,816	$17,253	$16,306
Goodwill impairment charge	10,400	—	—
Efficiency ratio	100.87%	58.58%	61.84%
Efficiency ratio, excluding goodwill impairment charge	62.33%	n/a	n/a

[1]

FTE basis is a non-GAAP measure. For reconciliation to GAAP measures, refer to page 21 of this press release. In the three months ended September 30, 2009, net interest income on a managed FTE basis was $14.3 billion. Managed basis assumes that credit card loans that were securitized were not sold and presented earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) were presented.

[2]	Excludes goodwill impairment charge of $10.4 billion.

n/a = Not applicable

Revenue, net of interest expense, on a fully taxable-equivalent (FTE) basis rose 2 percent from the year-ago period. Net interest income on an FTE basis increased 8 percent from a year earlier, reflecting the impact of the adoption of new consolidation guidance, effective January 1, 2010, which added assets of approximately $100 billion to the balance sheet as of that date. The change, while having no impact on net income, primarily increased net interest income and card income offset by increased provision for credit losses.

Compared to the second quarter of 2010, revenue, net of interest expense, on an FTE basis was down 8 percent. Net interest income on an FTE basis was down 4 percent from the second quarter of 2010, reflecting lower loan levels and the impact of the extended low rate environment. The net interest yield widened 11 basis points from the year-ago quarter due primarily to the higher-yielding loans included on our balance sheet related to the adoption of the new consolidation guidance, partially offset by the impact of spread compression. Compared to the second quarter of 2010, the net interest yield decreased 5 basis points due mainly to a shift in the mix of earning assets as higher-yielding assets ran off and were replaced with lower-yielding assets available in the lower rate environment.

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Noninterest income declined 2 percent from the year-ago quarter due primarily to lower service charges, reduced trading account profits and lower gains on sales of debt securities. Additionally, insurance income was lower compared to the same period a year ago as a result of a $592 million reserve related to payment protection insurance claims in the U.K. These factors were partially offset by year-over-year improvements in other income driven largely by lower losses of $190 million primarily related to structured liabilities, compared to losses of $1.8 billion in the year-ago period, higher mortgage banking income, and increases in card income.

Noninterest expense was up 67 percent from the year-ago quarter, primarily reflecting the goodwill impairment charge. Excluding the goodwill impairment charge, noninterest expense was up 3 percent from a year ago due primarily to higher personnel costs, increased professional fees and litigation costs. Pretax merger and restructuring charges declined $173 million from a year earlier to $421 million.

Credit Quality

	Three Months Ended
(Dollars in millions)	September 30, 2010	June 30, 2010	September 30, 2009
Provision for credit losses	$5,396	$8,105	$11,705
Net charge-offs	7,197	9,557	9,624
Net charge-off ratio [1]	3.07%	3.98%	4.13%
Total managed net losses [2]	n/a	n/a	$12,932
Total managed net loss ratio [1,2]	n/a	n/a	5.03%

	At September 30, 2010	At June 30, 2010	At September 30, 2009
Nonperforming loans, leases and foreclosed properties	$34,556	$35,598	$33,825
Nonperforming loans, leases and foreclosed properties ratio [3]	3.71%	3.73%	3.72%
Allowance for loan and lease losses	$43,581	$45,255	$35,832
Allowance for loan and lease losses ratio [4]	4.69%	4.75%	3.95%

[1]	Net charge-off/loss ratios are calculated as annualized held net charge-offs or managed net losses divided by average outstanding held or managed loans and leases during the period.
[2]

Periods prior to January 1, 2010 are shown on a managed basis, which prior to the adoption of new consolidation guidance included losses on securitized credit card and other loans, which are reported in net charge-offs post-adoption.

[3]

Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[4]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

n/a = not applicable

Note: Ratios do not include loans measured under the fair value option.

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Credit quality continued to improve during the quarter, with net charge-offs continuing to decline in almost all portfolios. Credit costs, while still at elevated levels, fell for the fifth consecutive quarter. Additionally, delinquencies accruing past due 30 days or more, excluding FHA-insured loans, declined for the sixth consecutive quarter, and reservable criticized utilized levels decreased for the fourth consecutive quarter.

Net charge-offs were $2.4 billion lower than the second quarter of 2010, reflecting improvement in the consumer and commercial portfolios. The decrease was primarily driven by the impact of continued improvement in delinquencies in both the consumer credit card and real estate portfolios. The allowance to annualized net charge-off coverage ratio improved in the third quarter to 1.53 times, compared with 1.18 times in the second quarter of 2010 and 0.94 times in the third quarter of 2009. Excluding purchased credit-impaired loans, the allowance to annualized net charge-off coverage ratio was 1.34, 1.05 and 0.86 times, respectively. Nonperforming loans, leases and foreclosed properties declined to $34.6 billion, compared with $35.6 billion at June 30, 2010 and $33.8 billion a year ago.

The provision for credit losses was $5.4 billion, $2.7 billion lower than the second quarter and $6.3 billion lower than the same period a year earlier. The provision was $1.8 billion lower than net charge-offs, resulting in a reduction in the allowance for loan and lease losses for the quarter. This compares with a $1.45 billion reduction in the second quarter and an addition of $2.1 billion a year earlier.

The reserve reduction in the third quarter was primarily due to improved delinquencies, collections and bankruptcies in the domestic credit card, small business and consumer lending businesses. Additionally, improving portfolio trends in consumer real estate products and reductions across the core commercial portfolio, reflecting stabilization of borrower credit profiles and economic conditions contributed to the reserve reduction. These were partially offset by reserve additions for certain purchased credit-impaired consumer portfolios obtained through acquisitions.

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Capital and Liquidity Management

(Dollars in millions, except per share information)

	At September 30, 2010	At June 30, 2010	At September 30, 2009
Total shareholders’ equity	$230,495	$233,174	$257,683
Tier 1 common ratio	8.45%	8.01%	7.25%
Tier 1 capital ratio	11.16%	10.67%	12.46%
Total capital ratio	15.65%	14.77%	16.69%
Tangible common equity ratio [1]	5.77%	5.36%	4.82%
Tangible book value per share [1]	$12.91	$12.14	$12.00

[1]

Tangible common equity ratio and tangible book value per share are non-GAAP measures. Other companies may define or calculate the tangible common equity ratio and tangible book value per share differently. For reconciliation to GAAP measures, refer to page 21 of this press release.

Capital ratios strengthened from the second quarter of 2010 due to retained earnings and the sale of First Republic Bank. Additionally, the total capital ratio and tangible common equity ratio benefited from the mark-to-market after-tax adjustment in equity of $6.2 billion on the company’s investment in China Construction Bank that is within a year of the expiration of sales restrictions. The company’s liquidity position strengthened during the quarter as customers continued to reduce debt. The company’s total global excess liquidity sources rose more than $30 billion from the second quarter of 2010 to $324 billion. At September 30, 2010, the company’s time-to-required funding was 23 months.

During the quarter, a cash dividend of $0.01 per common share was paid, and the company declared $348 million in preferred dividends. Period-end common shares issued and outstanding were 10.03 billion for the second and third quarters of 2010 and 8.65 billion for the third quarter of 2009. The increase in outstanding shares year over year was driven primarily by the company’s capital-raising initiative in the fourth quarter of 2009 and the related conversion of common equivalent shares into common stock in the first quarter of 2010.

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Business Segment Results

Deposits

	Three Months Ended
(Dollars in millions)	September 30, 2010	June 30, 2010	September 30, 2009
Total revenue, net of interest expense, FTE basis	$3,060	$3,604	$3,632
Provision for credit losses	62	61	93
Noninterest expense	2,693	2,490	2,286

Net income	195	668	814
Efficiency ratio, FTE basis	88.03%	69.08%	62.93%
Return on average equity	3.17%	11.07%	13.63%
Average deposits	$408,009	$415,669	$418,449

	At September 30, 2010	At June 30, 2010	At September 30, 2009
Period-end deposits	$406,340	$411,679	$416,951

Deposits net income of $195 million declined $619 million from the year-ago period due to decreases in revenue and higher noninterest expense. The revenue decline was driven by the impact of Regulation E, which was effective beginning this quarter, and related overdraft policy changes implemented beginning in the fourth quarter of 2009. This was partially offset by disciplined pricing and a customer shift to more liquid products, which led to increased net interest income.

Noninterest expense increased 18 percent from a year ago as a higher proportion of costs associated with banking center sales and service efforts were aligned to Deposits from the other consumer businesses.

Average deposits declined 2 percent from a year ago driven by the decline in higher-yielding former Countrywide deposits and the transfer of certain deposits to other client-managed businesses, partially offset by organic growth.

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Global Card Services

	Three Months Ended
(Dollars in millions)	September 30, 2010	June 30, 2010	September 30, 2009
Total revenue, net of interest expense, FTE basis [1]	$5,711	$6,861	$7,250
Provision for credit losses [1]	3,177	3,795	6,823
Noninterest expense [2]	1,699	1,776	1,915
Goodwill impairment charge	10,400	—	—

Net income (loss)	(9,871)	820	(955)
Efficiency ratio, FTE basis	n/m	25.86%	26.40%
Return on average equity	n/m	8.12%	n/m
Average loans [1]	$171,191	$177,571	$208,650

	At September 30, 2010	At June 30, 2010	At September 30, 2009
Period-end loans [1]	$168,845	$173,021	$202,860

[1]

Results for 2009 shown on a managed basis. Managed basis assumed that credit card loans that were securitized were not sold and presented earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) were presented and represented provision for credit losses on held loans combined with realized credit losses associated with the securitized credit card loan portfolio. For more information and detailed reconciliation, refer to page 21 of this press release.

[2]	Excludes goodwill impairment charge of $10.4 billion.
n/m	= not meaningful

Global Card Services reported a net loss of $9.9 billion due to the $10.4 billion goodwill impairment charge. Excluding this charge, Global Card Services would have reported net income of $529 million, compared to a net loss of $955 million a year ago.

Revenue decreased $1.5 billion from a year ago, driven by lower average loans, reduced interest and fee income primarily resulting from the implementation of the CARD Act and the impact of recording a $592 million reserve related to future payment protection insurance claims in the U.K.

Provision for credit losses decreased $3.6 billion from a year ago driven by $3.2 billion lower charge-offs and reserve reductions due to lower delinquencies and decreasing bankruptcies as a result of the improved economic environment.

Noninterest expense increased compared to a year ago due to the goodwill impairment charge. Excluding this impairment charge, noninterest expense decreased 11 percent compared to the year-ago period as a higher proportion of

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costs associated with banking center sales and service efforts were aligned to Deposits from Global Card Services.

Home Loans and Insurance

	Three Months Ended
(Dollars in millions)	September 30, 2010	June 30, 2010	September 30, 2009
Total revenue, net of interest expense, FTE basis	$3,744	$2,795	$3,413
Provision for credit losses	1,302	2,390	2,897
Noninterest expense	2,979	2,817	3,049

Net income (loss)	(344)	(1,534)	(1,635)
Efficiency ratio, FTE basis	79.57%	100.78%	89.33%
Average loans	$127,713	$130,664	$132,599

	At September 30, 2010	At June 30, 2010	At September 30, 2009
Period-end loans	$127,701	$129,798	$134,255

The net loss of $344 million in Home Loans and Insurance decreased $1.3 billion from the year-ago period. Revenue increased 10 percent largely due to higher mortgage banking income primarily driven by improved mortgage servicing rights results, net of hedges, and higher production income driven by wider production margins. These improvements were partially offset by a $417 million increase in representations and warranties expense.

Provision for credit losses decreased $1.6 billion driven primarily by improving portfolio trends, which led to lower net charge-offs and reserve reductions compared to the reserve increases in the prior year. In addition, provision for credit losses benefited from a lower reserve addition in the Countrywide purchased credit-impaired home equity portfolio.

Noninterest expense was essentially flat from a year ago as lower production and insurance expenses were offset by higher costs related to the increase in default management staff and other loss mitigation activities.

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Global Commercial Banking

	Three Months Ended
(Dollars in millions)	September 30, 2010	June 30, 2010	September 30, 2009
Total revenue, net of interest expense, FTE basis	$2,559	$2,778	$2,772
Provision for credit losses	554	623	2,057
Noninterest expense	1,000	909	959

Net income (loss)	637	790	(160)
Efficiency ratio, FTE basis	39.06%	32.73%	34.61%
Return on average equity	6.14%	7.55%	n/m
Average loans and leases	$198,839	$206,111	$225,994
Average deposits	148,534	145,427	131,548

n/m	= not meaningful

Global Commercial Banking net income increased $797 million from the year-ago loss of $160 million due to lower credit costs.

Revenue decreased $213 million from a year ago primarily due to a lower residual net interest income allocation related to asset and liability management activities and, to a lesser extent, declines in net interest income from lower average loan balances. These were partially offset by improved loan spreads on new, renewed and amended facilities. In addition, revenue was positively impacted by strong deposit growth as clients remained very liquid.

The provision for credit losses decreased $1.5 billion from a year ago driven by reserve reductions and lower net charge-offs in the commercial real estate portfolio, reflecting stabilization of appraised values primarily in the homebuilder portfolio and fewer single name charge-offs, combined with lower net charge-offs in the commercial domestic portfolio, reflecting improved borrower credit profiles.

Average loan and lease balances decreased $27.2 billion from a year ago due to client deleveraging and low new loan demand. Average deposit balances continued to grow, increasing by $17.0 billion, as clients managed to new liquidity levels.

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Global Banking and Markets

	Three Months Ended
(Dollars in millions)	September 30, 2010	June 30, 2010	September 30, 2009
Total revenue, net of interest expense, FTE basis	$7,176	$6,005	$7,674
Provision for credit losses	(157)	(133)	538
Noninterest expense	4,446	4,788	3,653

Net income	1,448	928	2,242
Efficiency ratio, FTE basis	61.96%	79.73%	47.60%
Return on average equity	10.94%	7.00%	17.49%
Total average assets	$745,097	$771,267	$754,295
Total average deposits	106,865	112,959	104,228

Global Banking and Markets net income decreased $794 million from strong year-ago levels, driven by reduced revenues, increased noninterest expense and higher income tax expense partially offset by lower credit costs.

Revenue decreased 7 percent from the year-ago period due to lower sales and trading revenues, partially offset by higher Investment Banking fees and revenues from Corporate Banking. Compared to the second quarter, revenue rose 20 percent due to an improved trading environment, primarily in Credit sales and trading.

Provision for credit losses declined $695 million from a year ago primarily driven by lower net charge-offs and reserve reductions in the corporate portfolio, reflecting improvement in borrower credit profiles and reduction in reservable criticized levels.

Noninterest expense increased $793 million driven by higher compensation costs, which reflects the year-over-year impact of changing compensation last year to deliver a greater portion of incentives over time and increases in other operating costs. Additionally, the most recent period was impacted by a $388 million charge related to the U.K. tax rate change, impacting the carrying value of the deferred tax asset.

Fixed Income, Currency and Commodities sales and trading revenue fell to $3.5 billion, compared to $4.0 billion a year ago, due to the relative changes in spreads over last year, mainly in Credit. Compared to the second quarter of 2010, Fixed Income, Currency and Commodities sales and trading revenue rose $1.2 billion due to spread tightening, increased customer activity and eased concerns from the European sovereign debt crisis.

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Equities sales and trading revenue declined to $1.0 billion from $1.3 billion a year ago, driven primarily by a decrease in volumes as well as reductions in equity derivatives revenue. Compared to the second quarter of 2010, equities revenue rose $122 million primarily due to the rebound from adverse market conditions in the prior period.

Global Wealth and Investment Management

	Three Months Ended
(Dollars in millions)	September 30, 2010	June 30, 2010	September 30, 2009
Total revenue, net of interest expense, FTE basis	$4,072	$4,331	$3,872
Provision for credit losses	128	121	515
Noninterest expense	3,449	3,369	3,005

Net income	313	356	234
Efficiency ratio, FTE basis	84.70%	77.78%	77.64%
Return on average equity	5.19%	6.07%	4.94%
Average loans	$99,318	$99,007	$101,155
Average deposits	237,878	229,272	214,992
(in billions)	At September 30, 2010	At June 30, 2010	At September 30, 2009
Assets under management [1]	$624.1	$603.3	$739.8
Total net client balances [1,2]	2,169.1	2,091.7	2,232.3

[1]	Assets under management (AUM) and total net client assets include the Columbia Management long-term asset management business through the date of sale on May 1, 2010.
[2]	Net client balances are defined as assets under management, client brokerage assets, assets in custody, client deposits and loans.

Global Wealth and Investment Management net income increased $79 million from a year earlier driven by lower credit costs and higher noninterest income, partially offset by higher noninterest expense.

Revenue increased $200 million from a year earlier to $4.1 billion driven by higher asset management fees and the absence of support for certain cash funds in the prior year, partially offset by lower brokerage income.

The provision for credit losses decreased $387 million from a year ago to $128 million driven by lower reserve additions and net charge-offs in the consumer real estate and commercial portfolios, along with the absence of a prior-year single large commercial charge-off.

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Noninterest expense increased from a year ago due primarily to higher revenue-related expenses, personnel costs, higher litigation and support costs.

All Other

All Other reported net income of $323 million compared to a $1.5 billion net loss a year ago, as higher revenue reflected an increase in net interest income and negative fair value adjustments of $190 million related to structured liabilities, compared to negative fair value adjustments of $1.8 billion in the year-ago period. This was partially offset by an increase in the provision for credit losses.

The provision for credit losses increased from a year ago primarily due to the impact of the new consolidation guidance as the prior year period included a securitization offset to present Global Card Services on a managed basis. This was partially offset by reserve reductions to the residential mortgage portfolio due to improving portfolio trends as compared to reserve additions in the prior year. In addition, the provision benefited from a lower reserve addition in the Countrywide purchased credit-impaired discontinued real estate portfolio.

All Other consists primarily of equity investments, the residential mortgage portfolio associated with asset and liability management (ALM) activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair value adjustments related to structured liabilities and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. Prior to January 1, 2010, All Other also included the offsetting securitization impact to present Global Card Services on a managed basis. For more information and detailed reconciliation, please refer to the data pages supplied with this press release.

Note: President and Chief Executive Officer Brian Moynihan and Chief Financial Officer Charles Noski will discuss third-quarter 2010 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.888.245.1801 (U.S.) or 1.785.424.1733 (international) and the conference ID: 79795.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 57 million consumer and small business relationships with approximately 5,900 retail banking offices and approximately 18,000 ATMs and award-winning online banking with 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and

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trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward-Looking Statements

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” or other words of similar meaning. The forward-looking statements made represent Bank of America’s current expectations, plans or forecasts of its future results and revenues, including future risk-weighted assets and any mitigation efforts to reduce risk-weighted assets, representations and warranties reserves, expenses and repurchase activity, net interest income, credit trends and conditions, including credit losses, credit reserves, charge-offs, delinquency trends and nonperforming asset levels, consumer and commercial service charges, including the impact of changes in the company’s overdraft policy as well as from the Electronic Fund Transfer Act, the company’s ability to mitigate a decline in revenues, liquidity, regulatory and GAAP capital levels, including complying with any Basel capital requirements without raising additional capital, revenue impact of the Credit Card Accountability, Responsibility and Disclosure Act of 2009 (the CARD Act), revenue impact resulting from and any mitigation actions taken in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Financial Reform Act), mortgage production levels, long-term debt levels, runoff of loan portfolios, the number of delayed foreclosure sales and the resulting financial impact, and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s 2009 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and in any of Bank of America’s subsequent SEC filings: the foreclosure revenue and assessment process, the effectiveness of the company’s response and any third party claims asserted in connection with the foreclosures; negative economic conditions; Bank of America’s modification policies and related results, the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence, and the related impact on financial markets and institutions; Bank of America’s credit ratings and the credit ratings of its securitizations; estimates of fair value of certain Bank of America’s assets and liabilities; legislative and regulatory actions in the United States (including the impact of the Financial Reform Act, the Electronic Fund Transfer Act, the CARD Act and related regulations and interpretations) and

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internationally; the identification and effectiveness of any initiatives to mitigate the negative impact of the Financial Reform Act; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments; various monetary and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations (including the new consolidation guidance), inaccurate estimates or assumptions in the application of accounting policies, including in determining reserves, applicable guidance regarding goodwill accounting and the impact on Bank of America’s financial statements; increased globalization of the financial services industry and competition with other U.S. and international financial institutions; Bank of America’s ability to attract new employees and retain and motivate existing employees; mergers and acquisitions and their integration into Bank of America, including the company’s ability to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of the Merrill Lynch acquisition; Bank of America’s reputation; and decisions to downsize, sell or close units or otherwise change the business mix of Bank of America.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (“BofA Global Capital Management”) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Banc of America Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are both registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank or thrift affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank, non-thrift affiliates.

www.bankofamerica.com

###

Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

	Nine Months Ended		Third	Second	Third
Summary Income Statement	September 30		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009
Net interest income	$39,084	$35,550	$12,435	$12,900	$11,423
Noninterest income	48,738	59,017	14,265	16,253	14,612

Total revenue, net of interest expense	87,822	94,567	26,700	29,153	26,035
Provision for credit losses	23,306	38,460	5,396	8,105	11,705
Noninterest expense (5)	50,394	48,140	16,395	16,745	15,712
Goodwill impairment	10,400	—	10,400	—	—
Merger and restructuring charges	1,450	2,188	421	508	594

Income (loss) before income taxes	2,272	5,779	(5,912)	3,795	(1,976)
Income tax expense (benefit)	3,266	(691)	1,387	672	(975)

Net income (loss)	$(994)	$6,470	$(7,299)	$3,123	$(1,001)

Preferred stock dividends and accretion	1,036	3,478	348	340	1,240

Net income (loss) applicable to common shareholders	$(2,030)	$2,992	$(7,647)	$2,783	$(2,241)

Earnings (loss) per common share	$(0.21)	$0.39	$(0.77)	$0.28	$(0.26)
Diluted (loss) earnings per common share	(0.21)	0.39	(0.77)	0.27	(0.26)

	Nine Months Ended		Third	Second	Third
Summary Average Balance Sheet	September 30		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009
Total loans and leases	$964,302	$963,260	$934,860	$967,054	$930,255
Debt securities	317,906	268,291	328,097	314,299	263,712
Total earning assets	1,902,303	1,837,706	1,863,819	1,910,790	1,790,000
Total assets	2,456,396	2,442,905	2,371,207	2,489,745	2,390,675
Total deposits	982,132	976,182	973,846	991,615	989,295
Shareholders’ equity	232,458	242,638	233,978	233,461	255,983
Common shareholders’ equity	210,643	177,289	215,911	215,468	197,230

	Nine Months Ended		Third	Second	Third
Performance Ratios	September 30		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009
Return on average assets	n/m	0.35%	n/m	0.50%	n/m
Return on average common shareholders’ equity	n/m	2.26	n/m	5.18	n/m

	Nine Months Ended		Third	Second	Third
Credit Quality	September 30		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009
Total net charge-offs	$27,551	$25,267	$7,197	$9,557	$9,624
Annualized net charge-offs as a % of average loans and leases outstanding (1)	3.84%	3.53%	3.07%	3.98%	4.13%
Provision for credit losses	$23,306	$38,460	$5,396	$8,105	$11,705
Total consumer credit card managed net losses	n/a	14,318	n/a	n/a	5,477
Total consumer credit card managed net losses as a % of average managed credit card receivables	n/a	11.06%	n/a	n/a	12.90%

			September 30	June 30	September 30
			2010	2010	2009
Total nonperforming loans, leases and foreclosed properties			$34,556	$35,598	$33,825
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (1)			3.71%	3.73%	3.72%
Allowance for loan and lease losses			$43,581	$45,255	$35,832
Allowance for loan and lease losses as a % of total loans and leases outstanding (1)			4.69%	4.75%	3.95%

Capital Management			September 30	June 30	September 30
			2010	2010	2009
Risk-based capital:
Tier 1 common equity ratio			8.45%	8.01%	7.25%
Tier 1 capital ratio			11.16	10.67	12.46
Total capital ratio			15.65	14.77	16.69
Tier 1 leverage ratio			7.24	6.69	8.39
Tangible equity ratio (2)			6.58	6.16	7.55
Tangible common equity ratio (2)			5.77	5.36	4.82

Period-end common shares issued and outstanding			10,033,705	10,033,017	8,650,314

	Nine Months Ended		Third	Second	Third
	September 30		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009
Shares issued (3)	1,383,461	3,632,878	688	1,016	(1,145)
Average common shares issued and outstanding	9,706,951	7,423,341	9,976,351	9,956,773	8,633,834
Average diluted common shares issued and outstanding	9,706,951	7,449,911	9,976,351	10,029,776	8,633,834
Dividends paid per common share	$0.03	$0.03	$0.01	$0.01	$0.01

			September 30	June 30	September 30
Summary End of Period Balance Sheet			2010	2010	2009
Total loans and leases			$933,910	$956,177	$914,266
Total debt securities			322,862	315,200	256,745
Total earning assets			1,863,206	1,850,517	1,823,932
Total assets			2,327,811	2,363,878	2,251,043
Total deposits			977,322	974,467	974,899
Total shareholders’ equity			230,495	233,174	257,683
Common shareholders’ equity			212,391	215,181	198,843
Book value per share of common stock (4)			21.17	21.45	22.99
Tangible book value per share of common stock (4)			12.91	12.14	12.00

(1)	Ratios do not include loans measured at fair value under the fair value option at and for the three and nine months ended September 30, 2010 and 2009.
(2)

Tangible equity ratio equals period end tangible shareholders’ equity divided by period end tangible assets. Tangible common equity equals period end tangible common shareholders’ equity divided by period end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP measures. For corresponding reconciliations of tangible shareholders’ equity and tangible assets to GAAP financial measures, see Exhibit A: Non-GAAP Reconciliations - Reconciliation to GAAP Financial Measures on page 21. We believe the use of these non-GAAP measures provide additional clarity in assessing the results of the Corporation.

(3)	2009 amounts include approximately 1.375 billion shares issued in the Merrill Lynch acquisition.
(4)

Book value per share of common stock includes the impact of the conversion of common equivalent shares to common shares. Tangible book value per share of common stock represents ending common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding plus the number of common shares issued upon conversion of common equivalent shares.

(5)	Excludes merger and restructuring charges and goodwill impairment charge.

n/a = not applicable

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	17

Bank of America Corporation and Subsidiaries

Quarterly Business Segment Results

(Dollars in millions)

	Third Quarter 2010
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense	$3,060	$5,711	$3,744	$2,559	$7,176	$4,072	$660
Provision for credit losses	62	3,177	1,302	554	(157)	128	330
Noninterest expense	2,693	1,699	2,979	1,000	4,446	3,449	550
Net income (loss)	195	(9,871)	(344)	637	1,448	313	323

Efficiency ratio (2)	88.03%	n/m	79.57%	39.06%	61.96%	84.70%	n/m
Return on average equity	3.17	n/m	n/m	6.14	10.94	5.19	n/m
Average - Total loans and leases	n/m	$171,191	$127,713	$198,839	$98,847	$99,318	$238,457
Average - Total deposits	$408,009	n/m	n/m	148,534	106,865	237,878	44,586

	Second Quarter 2010
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense	$3,604	$6,861	$2,795	$2,778	$6,005	$4,331	$3,076
Provision for credit losses	61	3,795	2,390	623	(133)	121	1,248
Noninterest expense	2,490	1,776	2,817	909	4,788	3,369	1,104
Net income (loss)	668	820	(1,534)	790	928	356	1,095

Efficiency ratio (2)	69.08%	25.86%	100.78%	32.73%	79.73%	77.78%	n/m
Return on average equity	11.07	8.12	n/m	7.55	7.00	6.07	n/m
Average - Total loans and leases	n/m	$177,571	$130,664	$206,111	$95,902	$99,007	$257,245
Average - Total deposits	$415,669	n/m	n/m	145,427	112,959	229,272	64,202

	Third Quarter 2009
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense	$3,632	$7,250	$3,413	$2,772	$7,674	$3,872	$(2,248)
Provision for credit losses	93	6,823	2,897	2,057	538	515	(1,218)
Noninterest expense	2,286	1,915	3,049	959	3,653	3,005	1,439
Net income (loss)	814	(955)	(1,635)	(160)	2,242	234	(1,541)

Efficiency ratio (2)	62.93%	26.40%	89.33%	34.61%	47.60%	77.64%	n/m
Return on average equity	13.63	n/m	n/m	n/m	17.49	4.94	n/m
Average - Total loans and leases	n/m	$208,650	$132,599	$225,994	$105,995	$101,155	$155,184
Average - Total deposits	$418,449	n/m	n/m	131,548	104,228	214,992	95,131

(1)	In 2010, Global Card Services is presented in accordance with new consolidation guidance. The 2009 periods are presented on a managed basis and provision for credit losses represented: For Global Card Services - Provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio, and for All Other - Provision for credit losses combined with the Global Card Services securitization offset.
(2)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes, see Exhibit A: Non-GAAP Reconciliations - Reconciliation to GAAP Financial Measures on page 21. We believe the use of these non-GAAP measures provide additional clarity in assessing the results of the Corporation.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	18

Bank of America Corporation and Subsidiaries

Year-to-Date Business Segment Results

(Dollars in millions)

	Nine Months Ended September 30, 2010
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense	$10,297	$19,375	$10,163	$8,367	$22,931	$12,572	$5,017
Provision for credit losses	160	10,507	7,292	2,103	(43)	491	2,796
Noninterest expense	7,678	5,207	9,125	2,876	13,602	10,011	3,345
Net income (loss)	1,553	(8,088)	(3,950)	2,140	5,595	1,129	627

Efficiency ratio (2)	74.57%	26.87%	89.78%	34.37%	59.32%	79.63%	n/m
Return on average equity	8.57	n/m	n/m	6.82	13.97	6.53	n/m
Average - Total loans and leases	n/m	$179,290	$130,685	$206,209	$97,925	$99,122	$250,553
Average - Total deposits	$412,593	n/m	n/m	145,857	107,927	230,604	59,640

	Nine Months Ended September 30, 2009
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense	$10,480	$21,959	$13,112	$8,324	$27,025	$11,996	$2,635
Provision for credit losses	268	22,699	8,995	5,925	1,451	1,007	(1,885)
Noninterest expense	7,173	5,848	8,540	2,902	12,328	9,263	4,274
Net income (loss)	1,966	(4,267)	(2,856)	(259)	8,623	1,123	2,140

Efficiency ratio (2)	68.45%	26.64%	65.13%	34.87%	45.62%	77.22%	n/m
Return on average equity	11.19	n/m	n/m	n/m	23.61	8.41	n/m
Average - Total loans and leases	n/m	$216,101	$129,910	$232,426	$114,578	$104,444	$165,086
Average - Total deposits	$403,551	n/m	n/m	125,333	103,630	226,964	92,139

(1)	In 2010, Global Card Services is presented in accordance with new consolidation guidance. The 2009 period is presented on a managed basis and provision for credit losses represented: For Global Card Services - Provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio, and for All Other - Provision for credit losses combined with the Global Card Services securitization offset.
(2)	FTE basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	19

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

	Nine Months Ended		Third	Second	Third
Fully taxable-equivalent basis data (1)	September 30		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009
Net interest income	$39,984	$ 36,514	$12,717	$ 13,197	$ 11,753
Total revenue, net of interest expense	88,722	95,531	26,982	29,450	26,365
Net interest yield (2)	2.81%	2.65%	2.72%	2.77%	2.61%
Efficiency ratio	70.16	52.68	100.87	58.58	61.84

Other Data			September 30	June 30	September 30
			2010	2010	2009
Full-time equivalent employees			285,822	283,224	282,457
Number of banking centers - domestic			5,879	5,900	6,008
Number of branded ATMs - domestic			17,929	18,078	18,254

(1)	FTE basis is a non-GAAP measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. (See Reconciliation to GAAP Financial Measures on page 21).
(2)	Calculation includes fees earned on overnight deposits placed with the Federal Reserve of $305 million and $249 million for the nine months ended September 30, 2010 and 2009; $107 million, $106 million, and $92 million for the third, second ,and first quarters of 2010, and $130 million and $107 million for the fourth and third quarters of 2009, respectively. For more information see Quarterly and Year-to-Date Average Balances and Interest Rates - Fully Taxable-equivalent Basis on pages 18 and 19.

Certain prior period amounts have been reclassified to conform to current period presentation.

Performance ratios, excluding goodwill impairment charge (1)

	Nine Months Ended September 30 2010	Third Quarter 2010
Per common share information
Earnings (loss)	$0.83	$0.27
Diluted earnings (loss)	0.82	0.27

Efficiency ratio (2)	58.43%	62.33%
Return on average assets	0.51	0.52
Return on average common shareholders’ equity	5.23	5.06
Return on average tangible common shareholders’ equity (3)	10.36	9.77
Return on average tangible shareholders’ equity (3)	9.03	8.54

(1)	Total noninterest expense, excluding goodwill impairment charge, net income, excluding goodwill impairment charge and net income applicable to common shareholders, excluding goodwill impairment charge are non-GAAP measures. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the corporation. (See Exhibit A: Non-GAAP Reconciliations - Reconciliation to GAAP Financial Measures on page 21).
(2)	Fully taxable-equivalent basis is a non-GAAP measure. Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. (See Exhibit A: Non-GAAP Reconciliations - Reconciliation to GAAP Financial Measures on page 21).
(3)	Tangible equity ratios and tangible book value per share of common stock are non-GAAP measures. For corresponding reconciliations of average tangible common shareholders’ equity and tangible shareholders’ equity to GAAP financial measures, see Exhibit A: Non-GAAP Reconciliations - Reconciliation to GAAP Financial Measures on page 21. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	20

Bank of America Corporation and Subsidiaries

Reconciliation to GAAP Financial Measures

(Dollars in millions shares in thousands)

The Corporation evaluates its business based upon a fully taxable-equivalent basis which is a non-GAAP measure. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The adjustment of net interest income to a fully taxable-equivalent basis results in a corresponding increase in income tax expense. The Corporation also evaluates its business based upon ratios that utilize tangible equity which is a non-GAAP measure. Return on average tangible common shareholders’ equity measures the Corporation’s earnings contribution as a percentage of common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average shareholders’ equity reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). In addition, profitability, relationship and investment models all use return on average tangible shareholders’ equity as key measures to support our overall growth goals. Also, the efficiency ratio measures the costs expended to generate a dollar of revenue. In addition, earnings and diluted earnings per common share, the efficiency ratio, return on average assets, return on average common shareholders’ equity, return on average tangible common shareholders’ equity and return on average tangible shareholders’ equity have been calculated excluding the impact of the goodwill impairment charge of $10.4 billion taken during the third quarter of 2010. See below for Reconciliations of total noninterest expense, net income (loss) and net income (loss) applicable to common shareholders excluding the goodwill impairment charge to GAAP financial measures. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation.

Other companies may define or calculate supplemental financial data differently. See the tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 30, 2010, June 30, 2010, March 31, 2010, December 31, 2009 and September 30, 2009 and the nine months ended September 30, 2010 and 2009.

	Nine Months Ended September 30		Third Quarter 2010	Second Quarter 2010	Third Quarter 2009

	2010	2009

Reconciliation of net interest income to net interest income FTE basis

Net interest income	$39,084	$35,550	$12,435	$12,900	$11,423
Fully taxable-equivalent adjustment	900	964	282	297	330

Net interest income fully taxable-equivalent basis	$39,984	$36,514	$12,717	$13,197	$11,753

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense FTE basis

Total revenue, net of interest expense	$87,822	$94,567	$26,700	$29,153	$26,035
Fully taxable-equivalent adjustment	900	964	282	297	330

Total revenue, net of interest expense fully taxable-equivalent basis	$88,722	$95,531	$26,982	$29,450	$26,365

Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charge

Total noninterest expense	$62,244	$50,328	$27,216	$17,253	$16,306
Goodwill impairment	(10,400)	—	(10,400)	—	—

Total noninterest expense, excluding goodwill impairment charge	$51,844	$50,328	$16,816	$17,253	$16,306

Reconciliation of income before income taxes to pretax pre-provision income FTE basis

Income before income taxes	$2,272	$5,779	$(5,912)	$3,795	$(1,976)
Provision for credit losses	23,306	38,460	5,396	8,105	11,705
Fully taxable-equivalent adjustment	900	964	282	297	330

Pretax pre-provision income fully taxable-equivalent basis	$26,478	$45,203	$(234)	$12,197	$10,059

Reconciliation of net income (loss) to net income (loss), excluding goodwill impairment charge

Net income (loss)	$(994)	$6,470	$(7,299)	$3,123	$(1,001)
Goodwill impairment	10,400	—	10,400	—	—

Net income (loss), excluding goodwill impairment charge	$9,406	$6,470	$3,101	$3,123	$(1,001)

Reconciliation of net income (loss) applicable to common shareholders to net income (loss) applicable to common shareholders, excluding goodwill impairment charge

Net income (loss) applicable to common shareholders	$(2,030)	$2,992	$(7,647)	$2,783	$(2,241)
Goodwill impairment	10,400	—	10,400	—	—

Net income (loss) applicable to common shareholders, excluding goodwill impairment charge	$8,370	$2,992	$2,753	$2,783	$(2,241)

Reconciliation of income tax expense (benefit) to income tax expense (benefit) FTE basis

Income tax expense (benefit)	$3,266	$(691)	$1,387	$672	$(975)
Fully taxable-equivalent adjustment	900	964	282	297	330

Income tax expense (benefit) fully taxable-equivalent basis	$4,166	$273	$1,669	$969	$(645)

Reconciliation of period end common shareholders’ equity to period end tangible common shareholders’ equity

Common shareholders’ equity	$212,391	$198,843	$212,391	$215,181	$198,843
Goodwill	(75,602)	(86,009)	(75,602)	(85,801)	(86,009)
Intangible assets (excluding MSRs)	(10,402)	(12,715)	(10,402)	(10,796)	(12,715)
Related deferred tax liabilities	3,123	3,714	3,123	3,215	3,714

Tangible common shareholders’ equity	$129,510	$103,833	$129,510	$121,799	$103,833

Reconciliation of period end shareholders’ equity to period end tangible shareholders’ equity

Shareholders’ equity	$230,495	$257,683	$230,495	$233,174	$257,683
Goodwill	(75,602)	(86,009)	(75,602)	(85,801)	(86,009)
Intangible assets (excluding MSRs)	(10,402)	(12,715)	(10,402)	(10,796)	(12,715)
Related deferred tax liabilities	3,123	3,714	3,123	3,215	3,714

Tangible shareholders’ equity	$147,614	$162,673	$147,614	$139,792	$162,673

Reconciliation of period end assets to period end tangible assets
Assets	$2,327,811	$2,251,043	$2,327,811	$2,363,878	$2,251,043
Goodwill	(75,602)	(86,009)	(75,602)	(85,801)	(86,009)
Intangible assets (excluding MSRs)	(10,402)	(12,715)	(10,402)	(10,796)	(12,715)
Related deferred tax liabilities	3,123	3,714	3,123	3,215	3,714

Tangible assets	$2,244,930	$2,156,033	$2,244,930	$2,270,496	$2,156,033

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	21

Bank of America Corporation and Subsidiaries

Reconciliation - Managed to GAAP

(Dollars in millions)

In 2010, the Corporation reports Global Card Services results in accordance with new consolidation guidance. The 2009 periods are presented on a managed basis. Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. In prior periods, loan securitization removed loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualifying special purpose entity which was excluded from the Corporation’s Consolidated Financial Statements in accordance with GAAP applicable at the time.

The performance of the managed portfolio is important in understanding Global Card Services results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. In prior periods, Global Card Services managed income statement line items differed from a held basis reported as follows:

•

Managed net interest income included Global Card Services net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income included Global Card Services noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record securitized net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also included the impact of adjustments to the interest-only strips that were recorded in card income as management managed this impact within Global Card Services.

•	Provision for credit losses represented the provision for managed credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Card Services

	Nine Months Ended September 30, 2009			Three Months Ended September 30, 2009
	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$15,094	$(7,024)	$8,070	$4,920	$(2,275)	$2,645
Noninterest income:
Card income	6,460	(1,355)	5,105	2,183	(1,007)	1,176
All other income	405	(94)	311	147	(26)	121

Total noninterest income	6,865	(1,449)	5,416	2,330	(1,033)	1,297

Total revenue, net of interest expense	21,959	(8,473)	13,486	7,250	(3,308)	3,942

Provision for credit losses	22,699	(8,473)	14,226	6,823	(3,308)	3,515
Noninterest expense	5,848	—	5,848	1,915	—	1,915

Loss before income taxes	(6,588)	—	(6,588)	(1,488)	—	(1,488)
Income tax benefit (3)	(2,321)	—	(2,321)	(533)	—	(533)

Net loss	$(4,267)	$—	$(4,267)	$(955)	$—	$(955)

Average - total loans and leases	$216,101	$(100,727)	$115,374	$208,650	$(97,520)	$111,130

All Other

	Nine Months Ended September 30, 2009			Three Months Ended September 30, 2009
	Reported Basis (4)	Securitization Offset (2)	As Adjusted	Reported Basis (4)	Securitization Offset (2)	As Adjusted
Net interest income (loss) (3)	$(5,250)	$7,024	$1,774	$(1,798)	$2,275	$477
Noninterest income:
Card income	(464)	1,355	891	(721)	1,007	286
Equity investment income	8,184	—	8,184	882	—	882
Gains on sales of debt securities	3,585	—	3,585	1,442	—	1,442
All other income (loss)	(3,420)	94	(3,326)	(2,053)	26	(2,027)

Total noninterest income	7,885	1,449	9,334	(450)	1,033	583

Total revenue, net of interest expense	2,635	8,473	11,108	(2,248)	3,308	1,060

Provision for credit losses	(1,885)	8,473	6,588	(1,218)	3,308	2,090
Merger and restructuring charges	2,188	—	2,188	594	—	594
All other noninterest expense	2,086	—	2,086	845	—	845

Income (loss) before income taxes	246	—	246	(2,469)	—	(2,469)
Income tax benefit (3)	(1,894)	—	(1,894)	(928)	—	(928)

Net income	$2,140	$—	$2,140	$(1,541)	$—	$(1,541)

Average - total loans and leases	$165,086	$100,727	$265,813	$155,184	$97,520	$252,704

(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact/offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE basis
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	22